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                                                                  Exhibit 23.1





                      CONSENT OF INDEPENDENT ACCOUNTANTS




       We consent to the incorporation by reference in this registration statement on Form S-8 of The Dun & Bradstreet Corporation ("D&B") and in the

related Prospectus of our reports dated February 13, 1998, except for the effect of the 1998 Distribution described in Note 2 for which the date is

April 15, 1998 and the restatement described in Note 1 for which the date is

June 17, 1998, on our audits of the consolidated financial statements as of

December 31, 1997 and December 31, 1996 and for the three years ended

December 31, 1997 which are included in D&B's Registration Statement on

Form 10/A-2.






 /s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP


New York, New York

December 7, 1998